SUB-ITEM 77H

The following shareholders held greater than 25% of the outstanding shares of a series of the Trust as of August 31, 2013:

Fund	Shareholder
GMO ASSET ALLOCATION BOND FUND	ASSET ALLOCATION TRUST
GMO INTERNATIONAL SMALL COMPANIES FUND	MILWAUKEE COUNTY EMPLOYEES
GMO RESOURCES FUND	THE TRUSTEES OF PRINCETON UNIVERSITY
GMO SPECIAL SITUATIONS FUND	GMO GLOBAL ASSET ALLOCATION FUND
GMO SPECIAL SITUATIONS FUND	GMO BENCHMARK-FREE FUND
GMO U.S. EQUITY ALLOCATION FUND	REGIME DE RETRAITE DES EMPLOYEES ET
GMO U.S. TREASURY FUND	GMO ALTERNATIVE ASSET OPPORTUNITY FUND

The following shareholders ceased to hold greater than 25% of the outstanding shares of a series of the Trust during the period February 28, 2013 through August 31, 2013:

Fund	Shareholder
GMO ASSET ALLOCATION BOND FUND	NEIGHBORHOOD HEALTH PLAN